Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.	Exhibit 10.5

EXECUTION COPY

AG SUPPLY AGREEMENT

BY AND AMONG

THE MEDICINES COMPANY

AND

APP PHARMACEUTICALS, LLC

DATED AS OF JANUARY 22, 2012

EXECUTION COPY

AG SUPPLY AGREEMENT
THIS AG SUPPLY AGREEMENT (this “Agreement”) is entered into as of January 22, 2012 (the “Effective Date”) by and between, on the one hand The Medicines Company, a company organized and existing under the laws of the State of Delaware with offices located at 8 Sylvan Way, Parsippany, New Jersey 07054 and its Affiliates (collectively, “MDCO”), and, on the other hand, APP Pharmaceuticals, LLC, a limited liability company organized and existing under the laws of the State of Delaware with offices at 1501 East Woodfield Road, Suite 300 East, Schaumburg, Illinois 60173 and its Affiliates (collectively, “APP”). MDCO and APP are collectively referred to herein as the “Parties,” or each individually as a “Party.”
R E C I T A L S:
WHEREAS, MDCO and APP are parties to a certain License Agreement of even date herewith (the “License Agreement”), pursuant to which MDCO granted APP a license to Market and Ship APP AG Product under certain limited circumstances;
WHEREAS, MDCO and APP are parties to a certain Contract Manufacturing Agreement of even date herewith (the “CMA”), pursuant to which APP is to supply finished bivalirudin product to MDCO; and
WHEREAS, pursuant to the License Agreement, MDCO and APP have agreed to enter into this Agreement for the supply of APP AG Product to APP.
NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements described herein and in the Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the License Agreement.

1.1.“Acquisition Costs of Compound” means [**] percent ([**]%) of MDCO's costs for the acquisition of Compound paid to Third Parties for use in the Manufacture of APP AG Product.

1.2.“APP AG Launch Date” shall have the meaning assigned to such term in the License Agreement.

1.3.“APP Liability” shall have the meaning assigned to such term in Section 8.2.

1.4.“APP Party” shall have the meaning assigned to such term in Section 8.1.

1.5.“APP's External Auditors” shall have the meaning assigned to such term in Section 3.8.

1.6.“Commercially Reasonable Efforts” means efforts and diligence in accordance with the subject Party's reasonable and sound business, legal, medical and scientific judgment and in accordance with the efforts and resources such Party would use in other aspects of its business that have similar commercial value and market potential, taking into account the competitiveness of the marketplace, the business life-cycle, the proprietary position of the company and the company's profitability of the pertinent product.

1.7.“License and Authorization” shall have the meaning assigned to such term in Section 2.2 of the License Agreement.

1.8.“MDCO Liability” shall have the meaning assigned to such term in Section 8.1.

1.9.“MDCO Party” shall have the meaning assigned to such term in Section 8.2.

1.10.“Purchase Orders” shall have the meaning assigned to such term in Section 3.2.

1.11. Supply Date” shall have the meaning assigned to such term in Section 3.1.

1.12.“Supply Term” shall have the meaning assigned to such term in Section 3.1.

1.13.“Term” shall have the meaning assigned to such term in Section 11.1.

1.14.“Transfer Price” means, with respect to APP AG Product supplied to APP hereunder, the sum of [**].

2.Conditions

2.1.APP hereby agrees that it shall not Market or Ship APP AG Product except as permitted in the License and Authorization.

2.2.APP hereby agrees that it shall not Manufacture, Label or Package AG Product except as set forth in this Agreement.

2.3.[**].

2.4.APP's ordering of APP AG Product and MDCO's supply obligations under this Agreement shall be limited to the monthly quantity limitations set forth in Sections 2.2 and 2.3 of the License Agreement.

3.Supply of APP AG Product; Initial Quantities; Forecasts; Purchase Orders

3.1.Subject to the limitations set forth in Section 2, MDCO shall use Commercially Reasonable Efforts to supply APP with APP AG Product beginning on the APP AG Launch Date (the “Supply Date”) until the termination of the License and Authorization to Market and Ship APP AG Product as set forth in Section 2.4 of the License Agreement (the “Supply Term”). Pursuant to Section 2.4 of the License Agreement, in the event the APP AG Launch Date becomes effective pursuant to Section

1.16.1, the Supply Term shall be for a period of [**], and in the event the APP AG Launch Date becomes effective pursuant to Sections 1.16.2 or 1.16.3, the Supply Term shall be for a period of [**]. The Parties shall cooperate in good faith to determine and prepare for the Supply Date, including communicating to one another, on an ongoing basis, developments which may reasonably affect the Launch of APP AG Product.

3.2.At least [**] days prior to the applicable Supply Date, APP shall submit to MDCO a binding purchase order for its order of APP AG Product during the Supply Term (the “Purchase Order”). [**]. The Purchase Order shall constitute a binding obligation upon APP. In the event a Supply Date fails to occur after the Purchase Order is issued, APP shall have the right to return to MDCO, and MDCO shall accept, APP AG Product Manufactured or in the process of Manufacture, provided, however, that such APP AG Product will be re-Labeled and re-Packaged, to be done at APP's cost, for use as Angiomax. The Purchase Order shall designate APP's requested delivery dates, provided that MDCO shall not be required to make more than [**] per month. MDCO shall use Commercially Reasonable Efforts to make deliveries of APP AG Product within [**] Days of APP's requested delivery dates.

3.3.Notwithstanding anything to the contrary in this Agreement, MDCO shall not be obligated to supply APP with APP AG Product until the later of (i) the date which is [**] days from the date of MDCO's receipt of a Purchase Order compliant with this Agreement, (ii) the date which is [**] days from the date of MDCO's actual receipt of all documents, information and artwork necessary to Label and Package the APP AG Product, to be provided by APP under Section 3.4.

3.4.To the extent consistent with the MDCO's NDA and the specifications for APP AG Product, APP shall have the right to specify in accordance with the terms hereof the design for the Label, all trademarks, trade names and packaging graphics to be used in connection with the APP AG Product. Together with APP's delivery of the Purchase Order, APP shall supply MDCO with all necessary artwork, text, SKU and NDC numbers and other necessary items, so that MDCO can prepare the Labels and Packaging for the APP AG Product for sale as a generic by APP under MDCO's NDA. All APP AG Product supplied will be released for sale under APP's Label and in Packaging complying with MDCO's NDA. MDCO will promptly notify APP if it has any issues with such proposed initial Labeling components, and in no event later than [**] days after having received the same, whereupon the Parties will work together in good faith to promptly resolve any issues with respect thereto.

3.5.MDCO's delivery of all APP AG Product purchased by APP under this Agreement will be by MDCO directly to APP. All such shipments of APP AG Product shall be EXW (Incoterms 2000) to APP at MDCO's designated subcontractor's facility. In the event of any inconsistency between the terms and conditions of this Agreement on the one hand, and, on the other hand, the terms and conditions of any other agreement between the Parties, or in APP's purchase order or delivery specification, or MDCO's invoice or confirmation, then the terms and conditions of this Agreement shall govern to the extent of any such inconsistency or conflict. Any other document which shall conflict with or be in addition to the terms and conditions of this Agreement is hereby rejected (unless the Parties shall have mutually agreed to the contrary in writing in respect of a particular instance).

3.6.MDCO shall invoice APP at the time of each Shipment of APP AG Product at the Transfer Price. APP shall pay each such invoice within [**] days of receipt by APP of APP AG Product.

3.7.During the Supply Term, and for a period of [**] thereafter, MDCO shall, and shall ensure that its Affiliates shall, keep at either its normal place of business, or at an off-site storage facility, records and books of account sufficient to confirm the calculation of the Transfer Price.

3.8.On no less than [**] Days notice from MDCO, to the extent that MDCO supplies APP AG Product pursuant to this Agreement, MDCO shall make such records and books of account sufficient to confirm the calculation of the Transfer Price available for inspection during normal business hours by an internationally recognized independent accounting firm selected by APP and reasonably acceptable to MDCO that is not paid in whole or in part by a contingent fee arrangement (“APP's External Auditor”) for the purpose of general review or audit; provided that APP may not request such inspection more than once in any calendar year. Upon reasonable belief of discrepancy or dispute, APP's External Auditor shall be entitled to take copies or extracts from such records, and books of account (but only to the extent related to the calculation of the Transfer Price) during any review or audit, provided APP's External Auditor signs a confidentiality agreement with MDCO providing that such records, and books of account shall be treated as Confidential Information which may not be disclosed to any Person, including APP. APP's External Auditor shall only disclose to APP the results of APP's External Auditors' audit, which results shall be concurrently disclosed to MDCO. Any underpayment or overpayments of amounts due hereunder as reflected by APP's External Auditor's results shall be promptly paid by the applicable Party.

3.9.APP shall be solely responsible for the costs in making any such audit unless APP identifies a discrepancy in the calculation of Transfer Price paid by APP to MDCO under this Agreement in any calendar year from those properly payable for that calendar year of [**] percent ([**]%) or greater, in which event MDCO shall be solely responsible for the cost of such review and audit and shall refund APP any overpayment. All information disclosed by MDCO or its Affiliates pursuant to this Section 3.9 shall be deemed Confidential Information of MDCO.

4.Quality Assurance; Returns

4.1.MDCO will notify APP of any request from the FDA to change APP AG Product specifications or Labeling and will notify APP as promptly as practical of any changes in specifications to the APP AG Product.

4.2.Except as provided in Section 3.2, MDCO shall not accept any returns of APP AG Product.

5.Regulatory Responsibilities; Adverse Event Reporting; Recalls

5.1.MDCO will have sole authority to deal with regulatory matters relating to MDCO's NDA or APP AG Product. During the Term, MDCO shall maintain MDCO's NDA in accordance with all applicable requirements of the FDA.

5.2.Beginning on the Supply Date, APP shall submit to MDCO all reports of Adverse Drug Experiences related to the APP AG Product, within [**] Days of its becoming aware of an Adverse Drug Experience. APP shall also promptly submit to MDCO all APP AG Product inquiries or complaints for handling by MDCO. Each Party shall cooperate with the other and provide information in its possession to the extent necessary for the other Party to comply with all legal requirements relating to the Manufacture or Marketing of APP AG Product and the Parties will use diligent efforts to agree upon a customary pharmacovigilance protocol as promptly as practicable after the date hereof to provide for the necessary exchange of adverse event and related information to permit each Party to comply with Applicable Laws on a timely basis.

5.3.Each of MDCO and APP will immediately inform the other in writing if it believes one or more lots of any APP AG Product should be subject to recall from distribution, setting forth the reasons therefor with reasonable specificity. To the extent permitted by legal and public safety requirements, the Parties will confer before initiating any recall. If the Parties do not reach agreement on the need for a recall, either Party may initiate a recall. The Party initiating the recall shall initially bear the cost thereof and shall carry out the recall in accordance with best industry practices. In the event it is determined that a recall resulted from a breach by a Party of any of its representations or warranties hereunder or the CMA, such Party shall be responsible for the costs of the recall. The cost of any unnecessary or groundless recall or other recall which is not the result of a breach by the other Party or any of its representations and warranties hereunder or the CMA, shall be borne by the Party initiating or requesting such recall.

5.4.MDCO and APP shall keep, or cause its Affiliates to keep, as required, such samples and such records (or copies thereof) in respect of the APP AG Products as are required by Applicable Law for such period of time as may be required thereunder.

5.5.Each of MDCO and APP shall promptly inform the other of any correspondence from the FDA regarding the APP AG Product that would materially affect its ability to meet its obligations under this Agreement.

6.Confidentiality

6.1.Confidentiality Obligation. The Parties and their respective employees, directors, officers, consultants and contractors shall keep and maintain as confidential any Confidential Information supplied by the other Party during the Term. The confidentiality and non-disclosure obligations contained in this Agreement shall not apply to the extent that, evidenced by written records or similar proof, such Confidential Information is:

6.1.1.at the time of disclosure by one Party to the other, in the public domain or otherwise publicly known;

6.1.2.after disclosure by one Party to the other becomes part of the public domain, other than by breach by a Party of any obligation of confidentiality;

6.1.3.information which the receiving Party can establish by competent evidence was already in its possession at the time of receipt or was independently developed by the receiving Party; or

6.1.4.received from a Third Party who was lawfully entitled to disclose such information free of an obligation of confidentiality.

6.2.Exceptions. Notwithstanding Section 6.1, the Party receiving Confidential Information may disclose such Confidential Information to the extent that such disclosure has been ordered by a court of law or directed by a Governmental Authority, provided that the disclosure is limited to the extent ordered or directed and, wherever practicable, the Party that owns the Confidential Information has been given sufficient written notice in advance to enable it to seek protection or confidential treatment of such Confidential Information.

6.3.Expiration of Confidentiality. The confidentiality obligation contained in this

Section 6 shall survive the termination or expiry of this Agreement for so long as such information remains confidential.

6.4.Disclosure. If a Party is subpoenaed or otherwise requested by any Person, including any Governmental Authority, to give testimony or provide information which in any way relates to this Agreement, the APP AG Product or practices associated with the APP AG Product, such Party shall give the other Party prompt notice of such request, and unless otherwise required by Law, shall make no disclosure until such other Party has had a reasonable opportunity to contest the right of the requesting Person to such disclosure. The Parties shall provide each other with all reasonable cooperation and generally make its employees available to give testimony or to provide reasonable assistance in connection with any lawsuits, claims, proceedings and investigations relating to this Agreement, the APP AG Product or practices associated with the APP AG Product.

6.5.Enforcement. The Parties agree that equitable relief, including injunctive relief and specific performance, is appropriate in enforcing the confidentiality provisions of this Agreement. In the event of any such action to construe this provision, the prevailing Party will be entitled to recover, in addition to any charges fixed by the court, its costs and expenses of suit, including reasonable attorney's fees. Such remedies shall not be deemed to be the exclusive remedies for a breach of this provision, but shall be in addition to all other remedies available at law or equity.

7.Representations and Warranties of Parties

With respect to Sections 7.1 and 7.2 below, each of MDCO and APP represents, warrants, and covenants, to the other Party that:
7.1.Organization and Authority. Such Party is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Party has the requisite power and authority to enter into this Agreement. Such Party has the requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by such Party of its obligations hereunder have been authorized by all requisite action on its part. This Agreement has been validly executed and delivered by such Party, and, assuming that such documents have been duly authorized, executed and delivered by the other Party, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

7.2.Consents and Approvals; No Violations.

7.2.1.Except as otherwise set forth in this Agreement or the Settlement Agreement, no material filing with, and no material permit, authorization, consent, or approval, of or from any Governmental Authority is required to be obtained by or on behalf of such Party of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals, the failure of which to be made or obtained would not materially impair such Party's ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

7.2.2.Neither the execution nor the delivery of this Agreement by such Party, nor the performance by such Party of its obligations hereunder, will (i) violate the certificate of incorporation, certificate of formation, by-laws or other organizational document of such Party; (ii) conflict in any material respect with or result in a material violation or breach of, or constitute a material default under, any material contract, agreement or instrument to which such Party is a party; or (iii) violate or conflict in any material respect with any material Law, rule, regulation, judgment, order or decree of any court or Governmental Authority applicable to such Party, except in the case of clause (ii) or (iii) for violations, breaches or defaults which would not have a material adverse effect on such Party's ability to consummate the transactions contemplated hereby.

8.Indemnities; Product Liability; Insurance

8.1.Indemnity by MDCO. MDCO shall defend, indemnify and hold harmless each of APP and its Affiliates and its and their directors, officers, employees and contractors (“APP Party”) from and against any and all Losses, (“MDCO Liability”) arising from or in connection with:

8.1.1.any Claim resulting from any gross negligence or acts of willful misconduct of any MDCO Party in connection with the performance of its obligations under this Agreement;

8.1.2.any Claim, including any investigation by a Governmental Authority or any claim for personal injury or property damage asserted by any user of APP AG Product, based on or arising out of or otherwise caused by APP AG Product, except to the extent caused by APP's mishandling, improper storage or improper Marketing of APP AG Product; or

8.1.3.the breach by MDCO of any of its representations or warranties contained in this Agreement;

except, in each case, to the extent that the MDCO Liability is caused by the negligence, breach of the terms of this Agreement, or willful misconduct of an APP Party.
8.2.Indemnity by APP. APP shall defend, indemnify and hold harmless each of MDCO and its Affiliates and its and their directors, officers, employees and contractors (“MDCO Party”) from and against any and all Losses (“APP Liability”) arising from or in connection with:

8.2.1.any Claim resulting from any gross negligence or acts of willful misconduct of any APP Party in connection with the performance of its obligations under this Agreement; or

8.2.2.any Claim, including any investigation by a Governmental Authority or any claim for personal injury or property damage asserted by any user of APP AG Product, based on or rising out of APP's use, storage, shipping, Marketing, Manufacturing, Labeling and/or Packaging of APP AG Product not in accordance with MDCO's NDA and all Applicable Laws, including cGMPs (as defined in the CMA); or

8.2.3.the breach by APP of any of its representations or warranties contained in this Agreement.

except, in each case, to the extent that APP's Liability is caused by the negligence, breach of the terms of this Agreement, or willful misconduct of a MDCO Party.
8.3.Control of Proceedings. A Party seeking indemnification hereunder shall provide prompt written notice to the other Party (and, in any event, within [**] days) of the assertion of any claim against such Party as to which indemnity is to be requested hereunder. The indemnifying Party shall have the sole control over the defense of any Claim, provided that, the indemnifying Party shall obtain the written consent of the indemnified Party prior to settling or otherwise disposing of such Claim if as a result of the settlement or Claim disposal, the indemnified Party's interests are in any way adversely affected.

8.4.No Admissions. The indemnified Party shall not make any payment or incur any expenses in connection with any APP Liability or MDCO Liability (as the case may be), or make any admissions or do anything that may compromise or prejudice the defense of any Claim without the prior written consent of the indemnifying Party.

8.5.Claim Information. Each Party shall promptly:

8.5.1.inform the other by written notice of any actual or threatened Claim to which Sections 8.1 or 8.2 apply;

8.5.2.provide to the other Party copies of all papers and official documents received in respect of any such Claim; and

8.5.3.cooperate as reasonably requested by the other Party in the defense of any such Claim.

8.6.Limitation of Liability. Except as may be included in a Claim under Section 8.1, or 8.2, in no event shall any Party or its Affiliates be liable for special, punitive, indirect, incidental or consequential loss or damage (including lost profits or revenues associated with a breach by either Party of its obligations under this Agreement) based on contract, tort or any other legal theory arising out of this Agreement.

8.7.Product Liability Insurance. Each Party shall maintain, at its own cost, general commercial liability insurance (including comprehensive product liability) in such amount as MDCO and APP, respectively, customarily maintain with respect to its other products and which is reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities but in any event not less than $5,000,000 per occurrence and $5,000,000 in the aggregate. In the event the insurance policy obtained by a Party is a “claims made” policy (as opposed to an “occurrence” policy), such Party shall obtain comparable insurance for not less than six (6) years following the expiry or termination of this Agreement.

8.8.Limitation on Representations, Warranties and Indemnification. NEITHER PARTY SHALL BE DEEMED TO MAKE ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH HEREIN. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY.

9.Force Majeure

9.1.Force Majeure. Neither Party shall be entitled to terminate this Agreement nor shall be liable to the other under this Agreement for loss or damages attributable to any Force Majeure, provided the Party affected shall give prompt notice thereof to the other Party. Subject to Section 9.2, the Party giving such notice shall be excused from such of its obligations hereunder for so long as it continues to be affected by Force Majeure.

9.2.Continued Force Majeure. If any Force Majeure continues unabated for a period of at least ninety (90) days, the Parties shall meet to discuss in good faith what actions to take or what modifications should be made to this Agreement as a consequence of such Force Majeure in order to alleviate its consequences on the affected Party.

10.Trademarks and Trade Names

10.1.Except as may appear on the APP AG Product vials, Labeling and Packaging, APP shall have no right to use any trademark or tradedress of MDCO and shall have no rights to any other intellectual property of MDCO or its Affiliates other than to the extent of the License and Authorization.

11.Term and Termination

11.1.Term. Unless sooner terminated in accordance with the terms hereof, the term of this Agreement shall extend from the Effective Date until the earlier of the end of the Supply Term or December 27, 2019 (the “Term”).

11.2.Termination. Either Party shall be entitled to terminate this Agreement by written notice to the other if:

11.2.1.the License Agreement is terminated;

11.2.2.the other Party commits a material breach of this Agreement, and fails to remedy it within sixty (60) days of receipt of notice from the first Party of such breach and of its intention to exercise its rights under this Section 11.2; or

11.2.3.an order is made or a resolution is passed for the winding up of the other Party (other than voluntarily for the purposes of solvent amalgamation or reconstruction) or an order is made for the appointment of an administrator to manage the other Party's affairs, business and property or if a receiver (which expression shall include an administrative receiver) is appointed over any of the other Party's assets or undertaking or if circumstances arise which entitle the court or a creditor to appoint a receiver or manager or which entitle the court to make a winding-up order or if a voluntary arrangement is proposed in respect of the other Party or if the other Party takes or suffers any similar or analogous action in consequence of debt, and such order, appointment or similar action is not removed within ninety (90) days.

11.3.Effect of Termination. In the event of expiry or termination of this Agreement for any reason, each Party shall promptly return all Confidential Information of the other Party provided during the Term or destroy and certify the destruction of such Confidential Information.

11.4.Liability on Termination. The termination or expiry of this Agreement shall not release either of the Parties from any liability which at the time of termination or expiry has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry.

11.5.Surviving Sections. The provisions of Sections 1, 3.7-3.9, 5, 6, 7, 8, 10, 11, and 12 shall continue in force in accordance with their respective terms notwithstanding expiry or termination of this Agreement for any reason.

12.Miscellaneous

12.1.Notice.

12.1.1.Any notice or other document given under this Agreement shall be in writing in the English language and shall be given by hand or sent by prepaid airmail, or by confirmed fax transmission to the address of the receiving Party as set out in Section 12.2 below unless a different address or fax number has been notified to the other in writing for this purpose.

12.1.2.Each such notice or document shall:

(i)if sent by hand, be deemed to have been given when delivered at the relevant address;

(ii)if sent by prepaid mail, be deemed to have been given five (5) days after posting; or

(iii)if sent by confirmed fax transmission be deemed to have been given when transmitted, provided that, a confirmatory copy of such fax transmission shall have been sent by prepaid overnight mail within twenty-four (24) hours of such transmission.

12.2.Address for Notice. The address for services of notices and other documents on the Parties shall be:

To MDCO
The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
Attn: Chief Executive Officer
Facsimile: (862) 207-6064
with a copy to:
The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
Attn: General Counsel
Facsimile: (862) 207-6062

To APP
APP Pharmaceuticals, LLC
1501 East Woodfield Road
Suite 300 East
Schaumburg, Illinois 60173
Attn: General Counsel
Facsimile: (847) 413-2670

with a copy (which shall not constitute notice hereunder) to:
RAKOCZY MOLINO MAZZOCHI SIWIK LLP
6 West Hubbard Street, Suite 500
Chicago, Illinois 60654
Attn: William A. Rakoczy
Facsimile: (312) 222-6321

12.3.Assignment.

12.3.1.Subject to Section 12.3.2, neither Party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, not to be unreasonably withheld or delayed.

12.3.2.Each Party shall be entitled, without prior written consent of the other Party, to assign all or any of its rights or obligations under this Agreement to an Affiliate. MDCO shall be entitled, without prior written consent of APP, to assign all or any of its rights or obligations or transfer such rights and obligations to a successor entity by way of merger or acquisition of substantially all of the assets of MDCO (whether by consolidation, sale of assets, or otherwise); provided the Affiliate or other successor entity expressly assumes in writing those rights, duties and obligations under this Agreement and this Agreement itself and the Affiliate or other successor is a financially capable business entity. This Agreement shall be assignable by APP to a Third Party, including to a successor entity by way of merger or acquisition of substantially all of the assets of APP (whether by consolidation, sale of assets, or otherwise) only upon, and together with, the assignment of both the License Agreement and CMA.

12.3.3.Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment or transfer in contravention of the terms of this Agreement shall be null and void.

12.4.Amendment. This Agreement may not be varied, changed, waived, discharged or terminated, including by course of conduct or trade usage, except by an instrument in writing signed by the Party against which enforcement of such variation, change, waiver, discharge or termination is sought.

12.5.Superiority of Agreement. The Parties agree that this Agreement supersedes all prior discussions and writings of the Parties, and that the provisions of this Agreement, together with any amendments hereto, shall prevail over any inconsistent statements or provisions contained in any prior discussions, arrangements or comments between the Parties and in any documents passing between the

Parties, including, any forecast, purchase order, purchase order revision, acknowledgment, confirmation or notice. It is agreed that:

12.5.1.neither Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not expressly set out in this Agreement;

12.5.2.neither Party shall have any remedy in respect of misrepresentation or untrue statement made by the other Party or for any breach of warranty which is not contained in this Agreement;

12.5.3.this Section 12.5 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation; and

12.5.4.notwithstanding the foregoing, the Settlement Agreement shall be deemed of equal dignity to this Agreement and this Agreement shall be construed together with the Settlement Agreement in a consistent manner as reflecting a single intent and purpose.

12.6.Governing Law. This Agreement shall be governed by the Laws of the State of Delaware without regard to the conflicts of law provisions thereof. The Parties irrevocably agree that the United States District Court for the District of Delaware shall have exclusive jurisdiction to deal with any disputes arising out of or in connection with this Agreement and that, accordingly, any proceedings arising out of or in connection with this Agreement shall be brought in the United States District Court for the District of Delaware. Notwithstanding the foregoing, if there is any dispute for which the United States District Court for the District of Delaware does not have subject matter jurisdiction, the state courts in Wilmington, Delaware shall have jurisdiction. In connection with any dispute arising out of or in connection with this Agreement, each Party hereby expressly consents and submits to the personal jurisdiction of the federal and state courts in the State of Delaware.

12.7.Agreement Costs. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

12.8.Counterparts. This Agreement may be executed in any number of counterparts and may be executed by the Parties on separate counterparts (including fax or electronic counterparts), each of which is an original but all of which together constitute the same instrument.

12.9.Severability. If and to the extent that any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

12.10.Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities; and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between MDCO and APP. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party.

12.11.Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. MDCO and APP acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever used herein, the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates. With respect to any particular action or agreement, the use of the words “MDCO shall” or “MDCO will” herein shall also mean “MDCO shall cause” the particular action to be performed. Similarly, with respect to any particular action or agreement, the use of the words “APP shall” or “APP will” herein shall also mean “APP shall cause” the particular action to be performed. Nothing in this Agreement shall operate to exclude any provision implied into this Agreement by Law and which may not be excluded by Law or limit or exclude any liability, right or remedy to a greater extent than is permissible under Law.

12.12.Dispute Resolution.

12.12.1.Preliminary Process. If there is a disagreement between the Parties as to the interpretation of this Agreement or in relation to any aspect of the performance by either Party of its obligations under this Agreement, the Parties shall, within ten (10) Business Days of receipt of a written request from either Party, meet in good faith and try to resolve the disagreement without recourse to legal proceedings.

12.12.2.Escalation of Dispute. If resolution of the disagreement does not occur within five (5) Business Days after such meeting, the matter shall be escalated to applicable APP and MDCO Presidents (or other ranking senior executive) for resolution.

12.12.3.Equitable Relief. Nothing in this Section 12.12 restricts either Party's freedom to seek urgent relief to preserve a legal right or remedy, or to protect a proprietary or trade secret right, or to otherwise seek legal remedies through any available channel if resolution is not otherwise achieved under this Section 12.12.

12.13.Cumulative Rights. The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

12.14.No Third Party Benefit. This Agreement shall be binding upon and enure solely to the benefit of the Parties hereto, their Affiliates, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

12.15.Further Assurance. Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts, deeds, documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.

12.16.Waiver. No failure or delay by either Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver, acquiescence or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy. A waiver by a Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Party would otherwise have on any future occasion.

[Signature Page Follows]

[Signature Page to AG Supply Agreement Regarding Bivalirudin Injection Product]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

THE MEDICINES COMPANY

Date: _______________        By: _____/s/ Glenn Sblendorio_________________

Name: ____ Glenn Sblendorio ________________

Title: _______EVP and CFO_________________

APP PHARMACEUTICALS, LLC

Date: ___________            By: ____/s/ J.R. Ducker___________________

Name: __J.R. Ducker______________________

Title: ___President & CEO_________________